Exhibit 99.1

Web site address: www.WellsREITII.com

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

FINANCIAL UPDATE FOR THE

QUARTER ENDED SEPTEMBER 30, 2009

Wells Real Estate Investment Trust II, Inc. (the “Company”) filed its third quarter 2009 Form 10-Q with the Securities and Exchange Commission (“SEC”) today. Below management has highlighted key points of interest related to the Company’s third quarter 2009 operations and recent transactions. For full context, please consider these points of interest with respect to important background information and additional detail provided in the above-referenced Form 10-Q filing, which is accessible via this link: http://www.sec.gov/Archives/edgar/data/1252849/000119312509232092/d10q.htm. Please also refer to the Company’s most recent report filed on Form 10-K and other documents that have been filed with or furnished to the SEC.

Operations

Adjusted Funds from Operations, or AFFO, (see definition on p. 3) is $64.9 million for the third quarter of 2009, as compared to $71.9 million for the third quarter of 2008. AFFO is $191.8 million for the nine months ended September 30, 2009, as compared to $179.1 million for the nine months ended September 30, 2008.

Stockholder Distributions

The Company paid total distributions to stockholders, including those reinvested in additional shares of its common stock, of $70.9 million for the third quarter of 2009 and $206.1 million during the nine months ended September 30, 2009.

Portfolio Overview

As of September 30, 2009, the Company owned controlling interests in 65 office properties, one industrial property and one hotel, which include 85 operational buildings. These properties include approximately 20.6 million square feet of commercial space and are located in 23 states, the District of Columbia and Moscow, Russia. As of September 30, 2009, the operational office and industrial properties were approximately 96.6% leased.

Common Stock Sold Under Public Offerings

The Company raised gross proceeds from the sale of common stock under public offerings during the nine months ended September 30, 2009 of $498.9 million, as compared to $645.7 million raised during the same period in 2008. From October 1, 2009 through October 31, 2009, the Company has raised additional gross proceeds of approximately $44.7 million from the sale of common stock under its current public offering.

Financing

As of September 30, 2009, the Company’s debt-to-gross-real-estate-asset ratio was approximately 20.2%.

In July 2009, the Company retired a 90-day bridge loan with Bank of America by repaying the remaining outstanding balance of $33 million. During the third quarter of 2009, the Company repaid additional net borrowings on the Company’s line of credit of $79 million, which resulted in a line of credit balance of $150 million as of September 30, 2009. As of October 31, 2009, the Company’s line of credit incurs interest at a rate of 5.25% per annum and had an outstanding balance of $90 million.

Reconciliation of the Company’s GAAP-basis net income, as presented in its most recent report on Form 10-Q, to Funds from Operations (“FFO”), as defined by NAREIT, and to AFFO, as defined on the next page, are provided below:

Wells Real Estate Investment Trust II, Inc.

Third Quarter of 2009

Reconciliations of FFO and AFFO

(unaudited, and in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Reconciliation of Net Income (Loss) to Funds From Operations and Adjusted Funds From Operations:
Net income (loss)	$(9,638)	$4,083	$14,102	$14,544
Adjustments:
Depreciation of real estate assets	28,330	21,070	73,030	57,413
Amortization of lease-related costs	31,014	31,838	91,271	91,064

Total Funds From Operations adjustments	59,344	52,908	164,301	148,477

Funds From Operations	49,706	56,991	178,403	163,021
Other Non-Cash Adjustments Excluded from Net Cash Provided by Operating Activities:
Additional amortization of intangible lease assets	4,480	1,796	7,671	6,692
Straight-line rental income	(1,073)	(3,648)	(7,312)	(11,706)
(Gain) loss on interest rate swaps	5,018	5,242	(16,374)	5,881
Remeasurement gain on foreign currency	489	—	(49)	—
Loss on foreign currency exchange contract	—	(464)	582	841
Noncash interest expense	4,564	3,648	12,778	11,061
Gain on early extinguishment of debt	—	—	—	(2,971)

Total other non-cash adjustments	13,478	6,574	(2,704)	9,798
Changes in assets and liabilities	(1,548)	8,318	(7,855)	6,283

Net Cash Provided by Operating Activities	61,636	71,883	167,844	179,102
Real estate acquisition expenses	3,310	—	23,927	—

Adjusted Funds From Operations	$64,946	$71,883	$191,771	$179,102

Wells Real Estate Investment Trust II, Inc.

Third Quarter of 2009

Definitions

Please find below definitions for the non-GAAP financial measures provided above and explanations for the reasons why management believes that these measures provide useful information concerning the Company’s operating performance and sources of liquidity. For additional information, please refer to the Company’s most recent quarterly report on Form 10-Q, the most recent annual report on Form 10-K as well as other documents filed with or furnished to the SEC.

Funds From Operations

Funds from Operations (“FFO”) is a non-GAAP financial measure considered by some equity REIT’s in evaluating operating performance. The Company believes that FFO, as defined by NAREIT, has diverged from how the Company measures real estate operations considerably in recent years. Changes in the accounting and reporting rules under GAAP that were put into effect after the establishment of NAREIT’s definition of FFO in 1999 have prompted a significant increase in the magnitude of non-cash and non-operating items included in the Company’s FFO, as defined. Such non-cash and non-operating items include acquisition expenses, market value adjustments to interest rate swaps that do not qualify for hedge accounting treatment, amortization of certain in-place lease intangible assets and liabilities and gains or losses on early extinguishments of debt, among others. Further, cash flows generated from FFO may be used to fund certain capitalizable items that are excluded from FFO, such as tenant improvements, building improvements, deferred lease costs, and capitalized interest.

Adjusted Funds From Operations

For the reasons explained above, in addition to presenting FFO as defined by NAREIT, the Company also presents FFO, adjusted to exclude (i) the non-cash items that are removed from net income (loss) to arrive at net cash provided by operating activities as presented in the Company’s GAAP-basis consolidated statements of cash flows, and (ii) expenses related to real estate acquisitions (“AFFO”). Such acquisition expenses are incurred for investment purposes (i.e. to promote the appreciation in value and generation of future earnings over the long term) and are funded with cash generated from the sale of common stock in the Company’s public offerings rather than from cash generated from operations. Accordingly, the Company believes that the consideration of acquisition expenses allows for a more informed and appropriate basis on which to evaluate its operations and to make decisions regarding distributions to its stockholders. Therefore, the Company believes that AFFO is the best measure of funds generated from its real estate operations.